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                                                                    EXHIBIT 3(b)




                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            THREE-FIVE SYSTEMS, INC.


                  Three-Five Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                  FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable a proposed amendment to the Restated Certificate of Incorporation of the Corporation, amending Article Fourth thereof in its entirety to read as set forth on Exhibit A hereto.

                  SECOND: That the aforesaid amendment was approved by a majority of Stockholders of the Corporation at a meeting of the Stockholders held on April 27, 2000.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, Three-Five Systems, Inc. has caused this Certificate of Amendment to be signed by Jack L. Saltich, its President and Chief Executive Officer, as of the 27th day of April, 2000.

                                        Three-Five Systems, Inc.



                                        By: /s/ Jack L. Saltich
                                           -------------------------------------
                                                Jack L. Saltich, President and
                                                Chief Executive Officer
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                                    EXHIBIT A

         FOURTH: A. The total number of shares that the Corporation has authority to issue is Sixty-One Million (61,000,000), which will be divided into the following classes and series:

                  Sixty Million (60,000,000) shares of common stock, par value $.01 per share (the "Common Stock"); and

                  One Million (1,000,000) shares of serial preferred stock, par value $.01 per share (the "Serial Preferred Stock").

                  B. The Serial Preferred Stock may be issued from time to time in one or more series with such distinctive serial designations and: (i) may have such voting power, full or limited, or may be without such voting powers;
(ii) may be subject to redemption at such time or times and at such prices;
(iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (v) may be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (vi) shall have each other relative, participating, optional or special rights, and qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in a resolution or resolutions providing for the issue of such Serial Preferred Stock from time to time adopted by the board of directors of the Corporation pursuant to authority so to do which is hereby vested in the board of directors.